UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

April 26, 2005

Date of Report (Date of earliest event reported)

Accredited Mortgage Loan REIT Trust

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32276 (Commission File Number)	35-2231035 (IRS Employer Identification No.)

15090 Avenue of Science San Diego, CA (Address of principal executive offices)		92128 (Zip Code)

858-676-2100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On April 6, 2005, Accredited Home Lenders Holding Co. (“Accredited”) announced the resignation of Ray W. McKewon, Accredited’s co-founder, Executive Vice President and Secretary and member of the Board of Directors, effective July 15, 2005. As previously disclosed, Mr. McKewon will also step down as REIT’s Executive Vice President and Secretary and as a member of REIT’s Board of Trustees effective as of that date. The material terms and conditions of Mr. McKewon’s severance arrangements with Accredited, as approved by the Compensation Committee of the Board of Directors of Accredited on April 26, 2005, are summarized below. Mr. McKewon will not receive any additional severance package from REIT.

Mr. McKewon’s base compensation from Accredited will end as of July 15, 2005. In the event that Accredited requests Mr. McKewon’s services for specific projects after that date, Mr. McKewon will be paid by Accredited at a daily/hourly base equivalent rate of $4,000 per day.

As a participant in the Executive Management component of Accredited’s Management Incentive Plan, Accredited will pay Mr. McKewon a pro-rated bonus for 2005 based on Accredited’s net income after tax as a percentage of Accredited’s 2005 operating plan (the “Ratio”). The bonus will consist of a cash payment equal to 125% of Mr. McKewon’s 2005 salary earned through July 15, 2005, which earned salary is expected to be approximately $230,209, and shares of Accredited common stock having a value equal to 140% of Mr. McKewon’s 2005 salary earned through July 15, 2005. If the Ratio varies from expectations, the bonus will be adjusted as deemed appropriate by the Compensation Committee of Accredited’s Board of Directors. Shares issued will vest immediately. In lieu of receiving stock, Mr. McKewon will have the option of receiving cash having equivalent value from Accredited.

Additionally, under the terms of Accredited’s Deferred Compensation Plan (“DCP”), all of Mr. McKewon’s previous restricted stock grants under the DCP will become fully vested upon his retirement.

Mr. McKewon will also continue to receive from Accredited, through 2006, health insurance coverage, maintenance of and technical support for a wireless home network, as well as use of a cellular phone and company laptop computer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCREDITED MORTGAGE LOAN REIT TRUST

Date: April 28, 2005	By:	/S/ JAMES A. KONRATH
	Name: Title:	James A. Konrath Chief Executive Officer